UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 12, 2006 (January 9, 2006)

VERILINK CORPORATION
 (Exact name of registrant as specified in charter)

Delaware	000-28562	94-2857548
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11551 E. ARAPAHOE RD., SUITE 150 CENTENNIAL, CO 80112-3833
(Address of principal executive offices / Zip Code)

303.968.3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

          On January 11, 2006, Verilink Corporation (the “Company”) announced the closing of the sale of its commercial property located at 950 Explorer Blvd. in Huntsville, Alabama (the “Property”) to MCS 625 Wrightwood, LLC. The gross proceeds from the sale of the Property were $8.2 million. After payment of the mortgage, commissions, closing costs, a $1.2 million HVAC credit and other closing adjustments, the net proceeds from the transaction were approximately $3.4 million.

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

          The Company’s first mortgage on the Property provides that the Company must pay the mortgage in full prior to the sale of the Property.  The Company has made such payment on the mortgage, which was approximately $3.1 million.  The Company’s  senior secured convertible notes provide that the Company must apply 50% of the net proceeds from the above-referenced sale of the Property, or $1.7 million, to the outstanding principal amount of its senior secured convertible notes. The Company has made such payments on the notes, reducing the outstanding balance of the senior secured convertible notes to approximately $5.3 million.

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

          On January 9, 2006, the Company was notified by The Nasdaq Stock Market (“Nasdaq”) that for the previous 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4450(a)(5). Pursuant to Marketplace Rule 4450(e)(2), the Company was provided 180 calendar days, or until July 10, 2006, to regain compliance. If, at anytime before July 10, 2006, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide written notification that the Company has achieved compliance with its rules. If the Company does not regain compliance by July 10, 2006, Nasdaq will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist its securities to a Listing Qualifications Panel. Alternatively, the Company may consider applying to transfer its securities to The Nasdaq Capital Market if it satisfies the requirements for initial inclusion set forth in Marketplace Rule 4310(c).

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VERILINK CORPORATION
(Registrant)

Dated: January 12, 2006	By:	/s/ Timothy R. Anderson

Timothy R. Anderson
Vice President and Chief Financial Officer